As filed with the U.S. Securities and Exchange Commission on August 18, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMPERVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	03-0460133
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3400 Bridge Parkway, Suite 200

Redwood Shores, CA 94065

(Address of Principal Executive Offices)

INDUCEMENT STOCK OPTION PLAN AND AGREEMENT

INDUCEMENT RESTRICTED STOCK UNIT PLAN AND AGREEMENT

(Full title of the plans)

Terrence J. Schmid

Chief Financial Officer

Imperva, Inc.

3400 Bridge Parkway, Suite 200

Redwood Shores, CA 94065

(Name and address of agent for service)

(650) 345-9000

(Telephone number, including area code, of agent for service)

Copies to:

Trâm T. Phi, Esq. Senior Vice President and General Counsel Imperva, Inc. 3400 Bridge Parkway, Suite 200 Redwood Shores, CA 94065 Telephone: (650) 345-9000	David A. Bell, Esq. Fenwick & West LLP 801 California Street Mountain View, CA 94041 Telephone: (650) 988-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.0001 par value per share	265,000(2)	$27.52(4)	$7,292,800	$940
Common stock, $0.0001 par value per share	265,000(3)	$27.52(4)	$7,292,800	$940
Total	530,000			$1,880

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover the Bettencourt Stock Inducement (as defined below), the Bettencourt RSU Inducement (as defined below) and by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Represents common shares reserved for issuance upon the exercise of the option under the Inducement Stock Option Plan and Agreement (the “Bettencourt Inducement Option”) for Anthony J. Bettencourt, President and CEO of the Registrant as an employment inducement award in connection with the commencement of his employment with the Registrant.
(3)	Represents common shares available for issuance upon vesting of restricted stock units under the Inducement Restricted Stock Unit Plan and Agreement (the “Bettencourt Inducement RSU”) for Mr. Bettencourt as an employment inducement award in connection with the commencement of his employment with the Registrant.
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, and based upon the average of the high and low sales prices of the Registrant’s Common Stock as reported on the New York Stock Exchange (“NYSE”) on August 14, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the recipient of the foregoing grants, as required by Rule 428 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. Such documents need not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed by Imperva, Inc. with the Securities and Exchange Commission:

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on February 28, 2014.

(b) Our current reports on Form 8-K, as filed with the SEC on February 6, February 11, February 21, April 1, April 22, May 7 and June 4, 2014.

(c) The description of our capital stock contained in our Registration Statement on Form 8-A, filed on November 7, 2011 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant has adopted provisions in the Registrant’s certificate of incorporation and bylaws to be in effect at the completion of this offering that limit or eliminate the personal liability of the Registrant’s directors and executive officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director or executive officer will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s bylaws provide that:

•	the Registrant will indemnify its directors and executive officers and, in the discretion of its board of directors, certain employees and agents to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•	the Registrant will advance reasonable expenses, including attorneys’ fees, to its directors and executive officers, and in the discretion of its board of directors, to certain employees and agents, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors, executive officers and, at times, their affiliates, to the fullest extent permitted by the DGCL. The Registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and the Registrant will indemnify its directors and executive officers for any action or proceeding arising out of that person’s services as a director or executive officer brought on behalf of the Registrant and/or in furtherance of the Registrant’s rights. Additionally, certain of the Registrant’s directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by their affiliates, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, the Registrant has agreed in the indemnification agreements that the Registrant’s obligations to those same directors are primary and any obligations of the affiliates of those directors to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood Shores, State of California, this 18th day of August, 2014.

IMPERVA, INC.

By:	/s/ Terrence J. Schmid
Terrence J. Schmid
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that we, the undersigned officers and directors of Imperva, Inc., hereby severally constitute and appoint Anthony J. Bettencourt and Terrence J. Schmid , and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Shlomo Kramer	Chairman of the Board of Directors and Chief Strategy Officer	August 18, 2014
Shlomo Kramer

/s/ Anthony Bettencourt	President, Chief Executive Officer and Director (Principal Executive Officer)	August 18, 2014
Anthony Bettencourt

/s/ Terrence J. Schmid	Chief Financial Officer (Principal Financial and Accounting Officer)	August 18, 2014
Terrence J. Schmid

/s/ Greg Clark		August 18, 2014
Greg Clark	Director

/s/ Charles Giancarlo	Director	August 18, 2014
Charles Giancarlo

/s/ Theresia Gouw	Director	August 18, 2014
Theresia Gouw

/s/ Steven Krausz	Director	August 18, 2014
Steven Krausz

/s/ Albert A. Pimentel	Director	August 18, 2014
Albert A. Pimentel

/s/ Frank Slootman	Director	August 18, 2014
Frank Slootman

/s/ James Tolonen	Director
James Tolonen		August 18, 2014

EXHIBIT INDEX

Exhibit No.	Description

4.01	Restated Certificate of Incorporation of Registrant, and amendments thereto (incorporated herein by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form S-1 filed with the Commission on October 28, 2011 (File No. 333- 175008)).

4.02	Amended and Restated Bylaws of Registrant (incorporated herein by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the Commission on February 11, 2014 (File No. 001-35338)).

4.03	Inducement Stock Option Plan and Agreement (incorporated herein by reference to Exhibit 10.5 to Registrant’s Current Report on Form 8-K filed with the Commission on August 18, 2014 (File No. 001-35338)).

4.04	Inducement Restricted Stock Unit Plan and Agreement (incorporated herein by reference to Exhibit 10.6 to Registrant’s Current Report on Form 8-K filed with the Commission on August 18, 2014 (File No. 001-35338)).

5.01	Opinion of Fenwick & West LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.01).

24.1	Power of Attorney (see page 5).